Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Maintaining Profitability; Strengthening Balance Sheet; Winning New Business

Expect Growth in Second Half of Fiscal Year

Spokane Valley, WA — October 27, 2009 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 26, 2009.

For the first quarter of fiscal 2010, Key Tronic reported total revenue of $41.3 million, compared to $48.2 million in the same period of fiscal 2009. Net income for the first quarter of fiscal 2010 was $0.3 million or $0.03 per diluted share, compared to $0.4 million or $0.04 per diluted share for the same period of fiscal 2009. As of the end of the first quarter, the Company had paid down all debt. As previously announced during the first quarter, the Company entered into a credit agreement with Wells Fargo Bank, N.A., which provides a $20 million revolving credit facility available to fund working capital needs as the Company grows.

“In the first quarter of fiscal 2010, we continued to successfully meet the challenges of the global recession by reducing our costs while ramping up our new customer programs and further diversifying our customer portfolio across a wide range of industries,” said Craig Gates, President and Chief Executive Officer. “Despite the macro-economic uncertainty, we remain strongly positioned to win new business and currently expect to see growth in the second half of the year, driven by increased production levels of our new programs for both new and longstanding customers.

“Our strong financial position and 23 quarters of consecutive profitability continue to help us to win new programs even in this current recession. During the first quarter, we won new programs involving specialty printers and data storage systems. At the same time, we continue to focus on controlling operating expense, down 17% from the first quarter of fiscal 2009. We’ve also taken important steps to further strengthen the capabilities of our world-class facilities in Mexico, China and the US, as well as the efficiency of our supply chain and new product introduction processes.”

Business Outlook

For the second quarter of fiscal 2010, the Company expects revenue in the range of $38 million to $43 million, with earnings in the range of $0.02 to $0.05 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-9205 or +1 480-629-9835. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4167953). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2010. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarters Ended
	September 26 2009	September 27 2008
Net sales	$41,309	$48,237
Cost of sales	38,634	44,830

Gross profit on sales	2,675	3,407

Operating expenses:
Research, development and engineering	562	626
Selling, general and administrative	1,736	2,137

	2,298	2,763

Operating income	377	644

Interest expense	46	182

Income before income taxes	331	462

Income tax provision	36	54

Net income	$295	$408

Earnings per share:

Earnings per common share - basic	$0.03	$0.04
Weighted average shares outstanding - basic	10,066	10,040

Earnings per common share - diluted	$0.03	$0.04
Weighted average shares outstanding - diluted	10,082	10,212

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 26 2009	June 27 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,832	$729
Trade receivables	25,276	24,867
Inventories	30,101	32,291
Other	2,638	3,168

Total current assets	59,847	61,055

Property, plant and equipment - net	11,166	11,199

Other assets:
Restricted cash	—	124
Deferred income tax asset	4,576	4,611
Other	720	766

Total other assets	5,296	5,501

Total assets	$76,309	$77,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,195	$18,703
Accrued compensation and vacation	2,824	3,198
Current portion of other long term obligations	284	359
Other	1,721	1,351

Total current liabilities	25,024	23,611

Long-term liabilities:
Revolving loan	—	2,412
Other long-term obligations	596	618

Total long-term liabilities	596	3,030

Shareholders’ equity:
Common stock, no par value - share authorized 25,000; issued and outstanding 10,069 and 10,066 shares, respectively	39,362	39,359
Retained earnings	11,138	10,843
Accumulated other comprehensive income	189	912

Total shareholders’ equity	50,689	51,114

Total liabilities and shareholders’ equity	$76,309	$77,755